Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE THIRD QUARTER

ENDED MARCH 31, 2011

WATERTOWN, MA – May 10, 2011 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, including the product candidate ILUVIEN® for the treatment of Diabetic Macular Edema (DME), today announced financial results for its third quarter and nine months ended March 31, 2011.

Revenues for the fiscal 2011 third quarter were $360,000 compared to $515,000 a year earlier. Revenues for the 2011 quarter consisted primarily of Retisert® royalty income, which resumed following completion of an earlier agreement with Bausch & Lomb. The Company reported a net loss of $2.7 million, or $0.13 per share, for the third quarter ended March 31, 2011, compared to a net loss of $2.7 million, or $0.15 per share, for the third quarter of the prior year.

Revenues for the nine months ended March 31, 2011 totaled $1.3 million compared to $7.3 million for the nine months ended March 31, 2010. Substantially all of the prior year period revenues resulted from recognition of deferred revenue attributable to the Company’s amended collaboration agreement with Alimera Sciences, Inc. Amortization of this deferred revenue was completed in the fiscal 2010 second quarter. For the nine months ended March 31, 2011, the Company reported a net loss of $8.5 million, or $0.45 per share, compared to a net loss of $4.3 million, or $0.24 per share, for the same period of the prior fiscal year.

Cash, cash equivalents and marketable securities totaled $23.1 million at March 31, 2011 compared to $14.6 million at December 31, 2010. On January 24, 2011, the Company completed a registered direct offering of common stock and warrants for net proceeds of approximately $10.0 million.

On May 3, 2011, Alimera reported new data from its completed 36-month FAME™ Study of ILUVIEN for DME, which analyzed the subgroup of patients who had been diagnosed with DME for three or more years at entry of the FAME Study, as described in pSivida’s Form 8-K dated May 3, 2011. Alimera reported that it plans to submit this new subgroup data to the FDA in support of its pending New Drug Application.

“We were very pleased with the recently released, 36-month data for the subgroup of chronic DME patients, which comprised over 50% of the full patient group. The difference in chronic DME patients treated with ILUVIEN gaining 15 or more letters in visual acuity compared to control was statistically significant at both months 24 and 36. Further, compared to the full patient population, the net therapeutic benefit of ILUVIEN for the chronic DME patients more than doubled and the net risk of developing pressure-related side effects was generally reduced. We believe this data, which supplements the positive 24 month and 36 month results previously released by Alimera, provides additional support for Alimera’s NDA for ILUVIEN, and we look forward to the FDA’s action on ILUVIEN. If approved, pSivida will be entitled to a $25.0 million milestone payment from Alimera and 20% of profits (as defined) from the sales of ILUVIEN by Alimera,” said Dr. Paul Ashton, President and CEO of pSivida.

“We continue to make steady progress on our other internal and collaborative projects. Product development based on our proprietary drug delivery platforms continues to be a primary focus for pSivida,” said Dr. Ashton.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, May 10, 2011, at 4:30 pm ET. The conference call may be accessed by dialing (866) 730-5769 from the U.S. and Canada, or (857) 350-1593 from international locations, passcode 51183225. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through May 17, 2011. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 15301852.

About pSivida Corp.

pSivida is a world leader in the development of tiny drug delivery products that are administered by implantation, injection or insertion and provide sustained release of drugs on a controlled and level basis for months or years. The Company uses these systems to develop treatments for serious, unmet, medical needs. The Company’s most advanced product candidate, ILUVIEN®, delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). DME is a leading cause of vision loss, affecting more than a million people in the US alone, for which there is currently no FDA-approved drug therapy. ILUVIEN is licensed to Alimera Sciences, Inc., which has completed Phase III clinical trials and submitted a New Drug Application (NDA) with the Food and Drug Administration (FDA) in June 2010 based on 24-month data. In August 2010, the FDA granted Priority Review status for the NDA, and in December 2010, the FDA issued a Complete Response Letter. In February 2011, Alimera reported 36-month top-line results from the completed Phase III clinical trials. pSivida has two products approved by the FDA for sustained release delivery of drug to treat chronic back-of-the-eye diseases: Retisert® for the treatment of posterior uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida also has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products using certain of the Company’s technologies. pSivida’s intellectual property portfolio consists of over 50 patent families, more than 100 granted patents, including patents accepted for issuance, and more than 150 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: ability to obtain additional capital uncertain; future losses; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; decline of royalty income from Bausch & Lomb; Alimera’s ability to obtain regulatory approval of ILUVIEN; Alimera’s ability to successfully commercialize ILUVIEN if approved; risk/benefit profile of ILUVIEN; timeliness of approval, if any, of ILUVIEN and any limitations on uses thereof; ability to complete clinical trials and obtain regulatory approval of other product candidates; ability to find partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future publications; ability to protect intellectual property or infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by: US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

Revenues:
Collaborative research and development	$56	$490	$218	$7,242
Royalty income	304	25	1,032	89

Total revenues	360	515	1,250	7,331

Operating expenses:
Research and development	1,737	1,680	5,013	5,208
General and administrative	1,762	1,698	5,932	5,206

Total operating expenses	3,499	3,378	10,945	10,414

Loss from operations	(3,139)	(2,863)	(9,695)	(3,083)

Other income (expense):
Change in fair value of derivatives	334	226	1,130	(1,210)
Interest income	7	—	19	2
Other income (expense), net	—	4	(11)	9

Total other income (expense)	341	230	1,138	(1,199)

Loss before income taxes	(2,798)	(2,633)	(8,557)	(4,282)
Income tax benefit (expense)	113	(72)	69	(38)

Net loss	$(2,685)	$(2,705)	$(8,488)	$(4,320)

Net loss per share:
Basic and diluted	$(0.13)	$(0.15)	$(0.45)	$(0.24)

Weighted average common shares outstanding:
Basic and diluted	20,177	18,480	19,072	18,363

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2011	June 30, 2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$23,066	$17,565
Other current assets	1,272	1,469

Total current assets	24,338	19,034
Intangible assets, net	22,406	23,877
Other assets	196	103

Total assets	$46,940	$43,014

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,228	$1,545
Deferred revenue	84	79
Derivative liabilities	180	1,310

Total current liabilities	1,492	2,934
Deferred revenue	8,322	6,817
Deferred tax liabilities	132	222

Total liabilities	9,946	9,973

Stockholders’ equity:
Capital	262,332	250,815
Accumulated deficit	(226,783)	(218,295)
Accumulated other comprehensive income	1,445	521

Total stockholders’ equity	36,994	33,041

Total liabilities and stockholders’ equity	$46,940	$43,014